Exhibit 3.4

FORM OF
THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CVR GP, LLC

Third Amended and Restated Limited Liability Company Agreement
of
CVR GP, LLC

i

Section 5.12 Reliance by Third Parties	13
Section 5.13 Other Business of Members	14

ARTICLE VI
OFFICERS

Section 6.1 Officers	14
Section 6.2 Compensation	16

ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 7.1 Records and Accounting	16
Section 7.2 Reports	16
Section 7.3 Bank Accounts	17

ARTICLE VIII
DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution	17
Section 8.2 Effect of Dissolution	17
Section 8.3 Application of Proceeds	17

ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Addresses and Notices	18
Section 9.2 Creditors	18
Section 9.3 Applicable Law	18
Section 9.4 Invalidity of Provisions	18
Section 9.5 Third Party Beneficiaries	19
Third Amended and Restated Limited Liability Company Agreement
of
CVR GP, LLC

ii

THIRD AMENDED AND RESTATED LIMITED LIABILTY COMPANY AGREEMENT
OF
CVR GP, LLC
     THIS THIRD AMENDED AND RESTATED LIMITED LIABILTY COMPANY AGREEMENT of CVR GP, LLC (the “Company”), dated as of [               ], 2011 is entered into by Coffeyville Resources, LLC, a Delaware limited liability company (“Coffeyville Resources”), as sole member of the Company as of the date hereof (in such capacity, the “Sole Member”).
RECITALS:
     WHEREAS, Coffeyville Resources formed the Company as a limited liability company under the Delaware Limited Liability Company Act by filing a Certificate of Formation with the Secretary of State of the State of Delaware effective as of October 24, 2007.
     WHEREAS, the Company was previously governed by that certain Limited Liability Company Agreement (the “Original LLC Agreement”) dated as of August 22, 2007, as amended and restated by the First Amended and Restated Limited Liability Company Agreement (“First A&R LLC Agreement”) dated as of October 24, 2007 and as amended and restated by the Second Amended and Restated Limited Liability Company Agreement (“Second A&R LLC Agreement”) dated as of June 6, 2008.
     WHEREAS, Coffeyville Resources assigned, transferred, conveyed and delivered its 100% membership interest in the Company to Coffeyville Acquisition III LLC (“C/A III”) in exchange for $10.6 million.
     WHEREAS, C/A III assigned, transferred, conveyed and delivered its 100% membership interest in the Company to Coffeyville Resources in exchange for [$1,000] pursuant to an Amended and Restated Contribution, Conveyance and Assumption Agreement dated [     ], 2011 (the “Amended Contribution Agreement”).
     WHEREAS, pursuant to the Amended Contribution Agreement, CVR Special GP, LLC (the “Special GP”) contributed all of its Special GP Units representing general partner interests in the Partnership to the Partnership in exchange for Common LP Units representing limited partner interests in the Partnership and is thereby no longer a general partner of the Partnership.
     WHEREAS, Coffeyville Resources now desires to amend and restate the Second A&R LLC Agreement in its entirety by executing this Third Amended and Restated Limited Liability Company Agreement in order to (a) remove references to the Special GP as general partner; (b) revise Appendix A in light of the amendment and restatement of the Partnership Agreement; and (c) clarify that Coffeyville Resources is the Sole Member of the Company.
     NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Sole Member hereby enters into this Agreement:

ARTICLE I
DEFINITIONS
Section 1.1 Definitions.
     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
     “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
     “Agreement” means this Third Amended and Restated Limited Liability Company Agreement of CVR GP, LLC, as it may be amended, supplemented or restated from time to time. The Agreement constitutes a “limited liability company agreement” as such term is defined in the Act.
     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
     “Amended Contribution Agreement” has the meaning assigned to such term in the recitals of this Agreement.
     “Board” has the meaning assigned to such term in Section 5.1.
     “C/A III” has the meaning assigned to such term in the recitals of this Agreement.
     “Capital Contribution” means any cash, cash equivalents or the value of Contributed Property contributed to the Company.
     “Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.
     “Chairman” has the meaning assigned to such term in Section 5.2(d).
     “Coffeyville Resources” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Company” means CVR GP, LLC, a Delaware limited liability company, and any successors thereto.
     “Company Group” means the Company and any Subsidiary of the Company, treated as a single consolidated entity.

     “Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.
     “Directors” has the meaning assigned to such term in Section 5.1.
     “Group Member” means a member of the Company Group.
     “Indemnitee” means (a) the Sole Member; (b) any Person who is or was a director, officer, fiduciary or trustee of the Company, any Group Member, the Partnership; and (c) any Person who is or was serving at the request of the Sole Member as a director, officer, fiduciary or trustee of another Person, in each case, acting in such capacity, provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.
     “Independent Director” has the meaning assigned to such term in Section 5.2.
     “Initial Public Offering” means the initial offering and sale of common units representing limited partner interests in the Partnership to the public.
     “Membership Interest” means all of the Sole Member’s rights and interest in the Company in the Sole Member’s capacity as the Sole Member, all as provided in the Certificate of Formation, this Agreement and the Act, including, without limitation, the Sole Member’s interest in the capital, income, gain, deductions, losses and credits of the Company.
     “Officer” means the meaning given to such term in Section 6.1.
     “Partnership” means CVR Partners, LP.
     “Partnership Agreement” means the Agreement of Limited Partnership of CVR Partners, LP, as it may be amended, supplemented or restated from time to time.
     “Partnership Interest” means an interest in the Partnership, which shall include any general partner interest and limited partner interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.
     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
     “Sole Member” has the meaning assigned to such term in the introductory paragraph of this Agreement.
     “Special GP” has the meaning assigned to such term in the recitals of this Agreement.
     “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such

Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership, directly or indirectly, at the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
Section 1.2 Construction.
     (a) Unless the context requires otherwise: (i) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Partnership Agreement; (ii) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (iii) references to Articles and Sections refer to Articles and Sections of this Agreement; and (iv) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.
     (b) A reference to any Person includes such Person’s successors and permitted assigns.
ARTICLE II
ORGANIZATION
Section 2.1 Formation.
     On June 12, 2007, Coffeyville Resources formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.
Section 2.2 Name.
     The name of the Company shall be “CVR GP, LLC”. The Company’s business may be conducted under any other name or names deemed necessary or appropriate by the Board in its discretion, including, if consented to by the Board, the name of the Partnership. The words “Limited Liability Company,” “L.L.C.” or “LLC” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board in its discretion may change the name of the Company at any time and from time to time and shall promptly notify the Sole Member of such change.
Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.
     Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, or such other place as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate.
Section 2.4 Purpose and Business.
     The purpose and nature of the business to be conducted by the Company shall be to (a) serve as the general partner of the Partnership and, in connection therewith, to exercise all rights conferred upon the Company as the general partner of the Partnership in accordance with the Partnership Agreement; (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Company is permitted to engage in and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Sole Member and that lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; (d) guarantee, mortgage, pledge or encumber any or all of its assets in connection with any indebtedness of any Affiliate of the Company and (e) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, the Partnership or any Subsidiary of the Partnership.
Section 2.5 Powers.
     The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.
Section 2.6 Term.
     The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act and shall continue in existence in perpetuity or until the dissolution of the Company in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.
Section 2.7 Title to Company Assets.
     Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and the Sole Member shall not have any ownership interest in such Company assets or any portion thereof.
ARTICLE III
RIGHTS OF SOLE MEMBER
Section 3.1 Voting.

     Unless otherwise granted to the Board by this Agreement, the Sole Member shall possess the entire voting interest in all matters relating to the Company, including, without limitation, matters relating to the amendment of this Agreement, any merger, consolidation or conversion of the Company, sale of all or substantially all of the assets of the Company and the termination, dissolution and liquidation of the Company.
Section 3.2 Distribution.
     Distributions by the Company of cash or other property shall be made to the Sole Member at such time as the Sole Member deems appropriate.
ARTICLE IV
CAPITAL CONTRIBUTIONS; PRE EMPTIVE RIGHTS;
NATURE OF MEMBERSHIP INTEREST
Section 4.1 Initial Capital Contributions.
     On August 20, 2007, in connection with the formation of the Company, the Sole Member made a contribution to the capital of the Company in the amount of $1,000 in exchange for all of the Membership Interests.
Section 4.2 Additional Capital Contributions.
     The Sole Member shall not be obligated to make additional Capital Contributions to the Company.
Section 4.3 No Preemptive Rights.
     No Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Company.
Section 4.4 Fully Paid and Non-Assessable Nature of Membership Interests.
     All Membership Interests issued pursuant to, and in accordance with, the requirements of this Article IV shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Section 18-607 of the Act.
ARTICLE V
MANAGEMENT AND OPERATION OF BUSINESS
Section 5.1 Establishment of The Board.

     The number of directors (the “Directors”) constituting the Board shall be at least three and not more than twelve, unless otherwise fixed from time to time pursuant to action by the Sole Member. The Directors shall be elected or approved by the Sole Member. The Directors shall serve as Directors of the Company for their term of office established pursuant to Section 5.3.
Section 5.2 The Board; Delegation of Authority and Duties.
     (a) Sole Members and Board. Except as otherwise provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, which shall possess all rights and powers which are possessed by “managers” under the Act and otherwise by applicable law, pursuant to Section 18-402 of the Act, subject to the provisions of this Agreement. Except as otherwise provided for herein, the Sole Member hereby consents to the exercise by the Board of all such powers and rights conferred on it by the Act or otherwise by applicable law with respect to the management and control of the Company. To the fullest extent permitted by applicable law, each Director shall have such rights and duties as are applicable to directors of a corporation organized under the General Corporation Law of the State of Delaware.
     (b) Delegation by the Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company, including delegating such rights and powers of the Board to agents and employees of the Company (including Officers). The Board may authorize any Person (including, without limitation, the Sole Member, or any Director or Officer) to enter into any document on behalf of the Company and perform the obligations of the Company thereunder. Notwithstanding the foregoing, the Board shall not have the power and authority to delegate any rights or powers customarily requiring the approval of the directors of a corporation, other than to a committee of the Board, and no Officer or other Person shall be authorized or empowered to act on behalf of the Company in any way beyond the customary rights and powers of an officer of a corporation.
     (c) Committees.
     (i) The Board may establish committees of the Board and may delegate any of its responsibilities to such committees.
     (ii) Upon the closing of the Initial Public Offering, the Board shall have an audit committee comprised of at least one Director as of the closing date, at least two Directors within 90 days of such closing date and at least three Directors within one year of such closing date, all of whom shall be Independent Directors. Such audit committee shall establish a written audit committee charter in accordance with the rules of the principal national securities exchange on which a class of Limited Partner Interests of the Partnership are listed or admitted to trading, as amended from time to time. “Independent Director” shall mean Directors meeting independence standards required of directors who serve on an audit committee of a board of directors established by the Securities

Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder and by the national securities exchange on which any class of Partnership Interests of the Partnership are listed or admitted to trading.
     (d) Chairman of the Board. The Board may elect a chairman (the “Chairman”) of the Board. The Chairman of the Board, if elected, shall be a member of the Board and shall preside at all meetings of the Board and of the Partners of the Partnership. The Chairman of the Board shall not be an Officer by virtue of being the Chairman of the Board but may otherwise be an Officer. The Chairman of the Board may be removed either with or without cause at any time by the affirmative vote of a majority of the Board. No removal or resignation as Chairman of the Board shall affect such Chairman’s status as a Director.
Section 5.3 Term of Office.
     Once designated pursuant to Section 5.1, a Director shall continue in office until the removal of such Director in accordance with the provisions of this Agreement or until the earlier death or resignation of such Director. Any Director may resign at any time by giving written notice of such Director’s resignation to the Board. Any such resignation shall take effect at the time the Board receives such notice or at any later effective time specified in such notice. Unless otherwise specified in such notice, the acceptance by the Board of such Director’s resignation shall not be necessary to make such resignation effective. Notwithstanding anything herein or under applicable law to the contrary, any Director may be removed at any time with or without cause by the Sole Member.
Section 5.4 Meetings of the Board and Committees.
     (a) Meetings. The Board (or any committee of the Board) shall meet at such time and at such place as the Chairman of the Board (or the chairman of such committee) may designate. Written notice of all regular meetings of the Board (or any committee of the Board) must be given to all Directors (or all members of such committee) at least two days prior to the regular meeting of the Board (or such committee). Special meetings of the Board (or any committee of the Board) shall be held at the request of the Chairman or a majority of the Directors (or a majority of the members of such committee) upon at least two days (if the meeting is to be held in person) or twenty-four hours (if the meeting is to be held telephonically) oral or written notice to the Directors (or the members of such committee) or upon such shorter notice as may be approved by the Directors (or the members of such committee), which approval may be given before or after the relevant meeting which the notice relates to. All notices and other communications to be given to Directors (or members of a committee) shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile, and shall be directed to the address or facsimile number as such Director (or member) shall designate by notice to the Company. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board (or committee) need be specified in the notice of such meeting. Any Director (or member of such committee) may waive the requirement of such notice as to such Director (or such member).

     (b) Conduct of Meetings. Any meeting of the Board (or any committee of the Board) may be held in person or by telephone conference or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
     (c) Quorum. Fifty percent or more of all Directors (or members of a committee of the Board), present in person or participating in accordance with Section 5.4(b), shall constitute a quorum for the transaction of business, but if at any meeting of the Board (or committee) there shall be less than a quorum present, a majority of the Directors (or members of a committee) present may adjourn the meeting without further notice. The Directors (or members of a committee) present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Directors (or members of a committee) to leave less than a quorum; provided, however, that only the acts of the Directors (or members of a committee) meeting the requirements of Section 5.5 shall be deemed to be acts of the Board (or such committee).
     (d) Procedures. To the extent not inconsistent with this Agreement or the Act, the procedures and rights governing the Board and its committees shall be as provided to the board of directors and its committees of a corporation under the General Corporation Law of the State of Delaware.
Section 5.5 Voting.
     Except as otherwise provided in this Agreement, the effectiveness of any vote, consent or other action of the Board (or any committee) in respect of any matter shall require either (i) the presence of a quorum and the affirmative vote of at least a majority of the Directors (or members of such committee) present or (ii) the unanimous written consent (in lieu of meeting) of the Directors (or members of such committee) who are then in office. Any Director may vote in person or by proxy (pursuant to a power of attorney) on any matter that is to be voted on by the Board at a meeting thereof.
Section 5.6 Responsibility and Authority of the Board.
     (a) General. Except as otherwise provided in this Agreement, the relative authority and functions of the Board, on the one hand, and the Officers, on the other hand, shall be identical to the relative authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporation Law of the State of Delaware. The Officers shall be vested with such powers and duties as are set forth in Section 6.1 hereof and as are specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the day-to-day activities of the Company shall be conducted on the Company’s behalf by the Officers who shall be agents of the Company. In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by this Agreement, the Partnership Agreement, the Act or applicable law.
     (b) Member Consent Required for Extraordinary Matters. Notwithstanding anything herein to the contrary, the Board will not take any action without approval of the Sole Member with respect to an extraordinary matter that would have, or would reasonably be expected to have, a material effect, directly or indirectly, on the Sole Member’s interests in the Company. The type of extraordinary matter referred to in the prior sentence which requires approval of the Sole Member shall include, but not be limited to, the following: (i) commencement of any action relating to bankruptcy, insolvency, reorganization or relief of debtors by the Company, the Partnership or a material Subsidiary thereof; (ii) a merger, consolidation, recapitalization or similar transaction involving the Company, the Partnership or a material Subsidiary thereof; (iii) a sale, exchange or other transfer not in the ordinary course of business of a substantial portion of the assets of the Partnership or a material Subsidiary of the Partnership, viewed on a consolidated basis, in one or a series of related transactions; (iv) dissolution or liquidation of the Company or the Partnership; and (v) a material amendment of the Partnership Agreement. An extraordinary matter will be deemed approved by the Sole Member if the Board receives a written, facsimile or electronic instruction evidencing such approval from the Sole Member or if a majority of the Directors that do not qualify as Independent Directors because of their affiliation with the Sole Member, approve such matter. To the fullest extent permitted by law, a Director, acting as such, shall have no duty, responsibility or liability to the Sole Member with respect to any action by the Board approved by the Sole Member.
     (c) Member-Managed Decisions.
     Notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority over the internal business and affairs of the Company that do not relate to management and control of the Partnership and its subsidiaries. For illustrative purposes, the internal business and affairs of the Company where the Sole Member shall have exclusive authority include (i) the amount and timing of distributions paid by the Company, (ii) the issuance or repurchase of any equity interests in the Company, (iii) the prosecution, settlement or management of any claim made directly against the Company, (iv) the decision to sell, convey, transfer or pledge any asset of the Company, (v) the decision to amend, modify or waive any rights relating to the assets of the Company and (vi) the decision to enter into any agreement to incur an obligation of the Company other than an agreement entered into for and on behalf of the Partnership for which the Company is liable exclusively by virtue of the Company’s capacity as general partner of the Partnership or of any of its Affiliates.
     In addition, notwithstanding anything herein to the contrary, the Sole Member shall have exclusive authority to cause the Company to exercise the rights of the Company as general partner of the Partnership (or those exercisable after the Company ceases to be the general partner of the Partnership) where (a) the Company makes a determination or takes or declines to take any other action in its individual capacity under the Partnership Agreement or (b) where the Partnership Agreement permits the Company to make a determination or take or decline to take any other action in its sole discretion. For illustrative purposes, a list of provisions where the Company would be acting in its individual capacity or is permitted to act in its sole discretion is contained in Appendix A hereto.
Section 5.7 Devotion of Time.

     The Directors shall not be obligated and shall not be expected to devote all of their time or business efforts to the affairs of the Company (except, to the extent appropriate, in their capacity as employees of the Company).
Section 5.8 Certificate of Formation.
     Coffeyville Resources caused the Certificate of Formation to be filed with the Secretary of State of the State of Delaware as required by the Act and certain other certificates or documents it determined in its discretion to be necessary or appropriate for the qualification and operation of the Company in certain other states. The Board shall use all reasonable efforts to cause to be filed such additional certificates or documents as may be determined by the Board to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Board to be necessary or appropriate, the Board shall cause the Officers file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property.
Section 5.9 Benefit Plans.
     The Board may propose and adopt on behalf of the Company employee benefit plans, employee programs and employee practices, or cause the Company to issue Partnership Interests, in connection with or pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by any Group Member or any Affiliate thereof, in each case for the benefit of employees of the Company, any Group Member or any Affiliate thereof, or any of them, in respect of services performed, directly or indirectly, for the benefit of any Group Member.
Section 5.10 Indemnification.
     (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Company; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.10, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 5.10 shall be made only out of the assets of the Company, it being agreed that the Sole Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.
     (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 5.10(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.10, that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 5.10.
     (c) The indemnification provided by this Section 5.10 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
     (d) The Company may purchase and maintain (or reimburse the Sole Member or its Affiliates for the cost of) insurance, on behalf of the Directors, the Officers, the Sole Member, its Affiliates, the Indemnitees and such other Persons as the Sole Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 5.10, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 5.10(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.
     (f) In no event may an Indemnitee subject the Sole Member to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.10 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 5.10 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) No amendment, modification or repeal of this Section 5.10 shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 5.10 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 5.11 Liability of Indemnitees.
     (a) Notwithstanding anything to the contrary set forth in this Agreement or the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Sole Member or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
     (b) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement..
     (c) Any amendment, modification or repeal of this Section 5.11 shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 5.11 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 5.12 Reliance by Third Parties.
     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that any Officer authorized by the Board to act for and on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with any such Officer as if it were the Company’s sole party in interest, both legally and beneficially. The Sole Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of any such Officer in connection with any such dealing. In no event shall any Person dealing with any such Officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of any such Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by any Officer authorized by the Board shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of and in the name of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.
Section 5.13 Other Business of Members.
     (a) Existing Business Ventures. Subject to any applicable provisions of the Omnibus Agreement, the Sole Member, each Director and their respective affiliates may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company or the Partnership, and the Company, the Partnership, the Directors and the Sole Member shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company or the Partnership, shall not be deemed wrongful or improper.
     (b) Business Opportunities. Subject to any applicable provisions of the Omnibus Agreement, none of the Sole Member, any Director or any of their respective affiliates shall be obligated to present any particular investment opportunity to the Company or the Partnership even if such opportunity is of a character that the Company, the Partnership or any of their respective subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Sole Member, each Director or any of their respective affiliates shall have the right to take for such person’s own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.
ARTICLE VI
OFFICERS
Section 6.1 Officers.
     (a) Generally. The Board shall appoint agents of the Company, referred to as “Officers” of the Company as described in this Section 6.1, who shall be responsible for the day-to-day business affairs of the Company, subject to the overall direction and control of the Board. Unless provided otherwise by the Board, the Officers shall have the titles, power, authority and duties described below in this Section 6.1.
     (b) Titles and Number. The Officers shall be one or more Presidents, any and all Vice Presidents, the Secretary and any and all Assistant Secretaries and any Treasurer and any and all Assistant Treasurers and any other Officers appointed pursuant to this Section 6.1. There shall be appointed from time to time, in accordance with this Section 6.1, such Vice Presidents, Secretaries, Assistant Secretaries, Treasurers and Assistant Treasurers as the Board may desire. Any Person may hold two or more offices.

     (i) President/Chief Executive Officer. The Board shall elect one or more individuals to serve as President. In general, each President, subject to the direction and supervision of the Board, shall be the chief executive officer of the Company and shall have general and active management and control of the affairs and business and general supervision of the Company, and the Partnership and its subsidiaries, and its officers, agents and employees, and shall perform all duties incident to the office of chief executive officer of the Company and such other duties as may be prescribed from time to time by the Board. Each President shall have the nonexclusive authority to sign on behalf of the Company any deeds, mortgages, leases, bonds, notes, certificates, contracts or other instruments, except in cases where the execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer or agent of the Company or shall be required by law to be otherwise executed. In the absence of the Chairman, or the Vice Chairman, if there is one, or in the event of the Chairman’s inability or refusal to act, a President shall perform the duties of the Chairman, and each President, when so acting, shall have all of the powers of the Chairman.
     (ii) Vice Presidents. The Board, in its discretion, may elect one or more Vice Presidents. If a President does not have the role of chief financial officer of the Company, to have responsibility to oversee the financial operations of the Company, and the Partnership and its subsidiaries, the Board shall elect one or more individuals to serve as Vice Presidents and chief financial officers. In the absence of any President or in the event of a Presidents’ inability or refusal to act, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of a President, and the Vice President, when so acting, shall have all of the powers and be subject to all the restrictions upon a President. Each Vice President shall perform such other duties as from time to time may be assigned by a President or the Board.
     (iii) Secretary and Assistant Secretaries. The Board, in its discretion, may elect a Secretary and one or more Assistant Secretaries. The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the Board, of the Sole Member and of the Partners of the Partnership, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Board or a President. The Assistant Secretaries shall exercise the powers of the Secretary during that Officer’s absence or inability or refusal to act.
     (iv) Treasurer and Assistant Treasurers. The Board, in its discretion, may elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Board or a President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the Company. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Board or a President, shall designate from time to time. The Assistant Treasurers shall exercise the power of the Treasurer during that Officer’s absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Company. If no Treasurer or Assistant Treasurer is appointed and serving or in the absence of the appointed Treasurer and Assistant Treasurer, a President or such other Officer as the Board shall select, shall have the powers and duties conferred upon the Treasurer.
     (c) Other Officers and Agents. The Board may appoint such other Officers and agents as may from time to time appear to be necessary or advisable in the conduct of the affairs of the Company, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.
     (d) Appointment and Term of Office. The Officers shall be appointed by the Board at such time and for such terms as the Board shall determine. Any Officer may be removed, with or without cause, only by the Board. Vacancies in any office may be filled only by the Board.
     (e) Powers of Attorney. The Board may grant powers of attorney or other authority as appropriate to establish and evidence the authority of the Officers and other Persons.
     (f) Officers’ Delegation of Authority. Unless otherwise provided by resolution of the Board, no Officer shall have the power or authority to delegate to any Person such Officer’s rights and powers as an Officer to manage the business and affairs of the Company.
Section 6.2 Compensation.
     The Officers shall receive such compensation for their services as may be designated by the Board of Directors or any committee thereof established for the purpose of setting compensation.
ARTICLE VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 7.1 Records and Accounting.
     The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company’s business. The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year and (ii) maintained on an accrual basis in accordance with U.S. GAAP, consistently applied.
Section 7.2 Reports.
     With respect to each calendar year, the Board shall prepare, or cause to be prepared, and deliver, or cause to be delivered, to the Sole Member:
     (a) Within 120 days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year and a balance sheet as of the end of such year.

     (b) Such federal, state and local income tax returns and such other accounting, tax information and schedules as shall be necessary for the preparation by the Sole Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.
Section 7.3 Bank Accounts.
     Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Board. All withdrawals from any such depository shall be made only as authorized by the Board and shall be made only by check, wire transfer, debit memorandum or other written instruction.
ARTICLE VIII
DISSOLUTION AND LIQUIDATION
Section 8.1 Dissolution.
     (a) The Company shall be of perpetual duration; however, the Company shall dissolve, and its affairs shall be wound up, upon:
     (i) an election to dissolve the Company by the Sole Member;
     (ii) the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act; or
     (iii) a merger or consolidation under the Act where the Company is not the surviving entity in such merger or consolidation.
     (b) No other event shall cause a dissolution of the Company.
Section 8.2 Effect of Dissolution.
     Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Sole Member shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Sole Member shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3(c), and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.
Section 8.3 Application of Proceeds.
     Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the following order of priority:

     (a) First, to the payment of debts and liabilities of the Company (including to the Sole Member to the extent permitted by applicable law) and the expenses of liquidation;
     (b) Second, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an escrow agent appointed by the Sole Member, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and
     (c) Thereafter, the remainder to the Sole Member.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Addresses and Notices.
     Any notice, demand, request, report or proxy materials required or permitted to be given or made to the Sole Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Sole Member at the address described below. Any notice to the Company shall be deemed given if received by a President at the principal office of the Company designated pursuant to Section 2.3. The Company may rely and shall be protected in relying on any notice or other document from the Sole Member or other Person if believed by it to be genuine.
     If to the Sole Member:
Coffeyville Resources, LLC
10 East Cambridge Circle, Suite #250
Kansas City, Kansas 66103
Attention: General Counsel
Telecopier: (913) 981-0000
Section 9.2 Creditors.
     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.
Section 9.3 Applicable Law.
     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
Section 9.4 Invalidity of Provisions.

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 9.5 Third Party Beneficiaries.
     The Sole Member agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
[The Remainder Of This Page Is Intentionally Blank]

     IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first written above.

COFFEYVILLE RESOURCES, LLC

By:
Name:
Title:
[Third Amended and Restated LLC Agreement - CVR GP, LLC]

Appendix A
     The following are provisions of the Partnership Agreement where the Company is permitted to act in its sole discretion or would be acting in its individual capacity:
     (a) Section 2.4 (“Purpose and Business”), with respect to decisions to propose or approve the conduct by the Partnership of any business;
     (b) Sections 4.6(a) and (b) (“Transfer of the General Partner Interest”), solely with respect to the decision by the Company to transfer its general partner interest in the Partnership;
     (c) Section 5.5 (“Preemptive Right”);
     (d) Section 7.5(f) (relating to the right of the Company and its Affiliates to purchase Units or other Partnership Securities and exercise rights related thereto)
     (e) Section 7.6(a) (“Loans from the General Partner; Loans or Contributions from the Partnership or Group Members”), solely with respect to the decision by the Company to lend funds to a Group Member (as defined in the Partnership Agreement), subject to the provisions of Section 7.9 of the Partnership Agreement;
     (f) Section 7.7 (“Indemnification”), solely with respect to any decision by the Company to exercise its rights as an “Indemnitee;”
     (g) Section 7.12 (“Registration Rights of the General Partner and its Affiliates”), solely with respect to any decision to exercise registration rights of the Company;
     (h) Section 11.1 (“Withdrawal of the General Partner”), solely with respect to the decision by the Company to withdraw as General Partner of the Partnership and to giving notices required thereunder;
     (i) Section 11.3(a) and (b) (“Interest of Departing General Partner and Successor General Partner”); and
     (j) Section 15.1 (“Right to Acquire Limited Partner Interests”).
Appendix A
Third Amended and Restated Limited Liability Company Agreement
of
CVR GP, LLC